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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                        Act of 1934 or Suspension of Duty
                         to File Reports Under Sections
                         13 and 15(d) of the Securities
                            and Exchange Act of 1934

                        Commission File Number 000-27698

                                   ChiRex Inc.
                                   -----------
             (Exact name of registrant as specified in its charter)

   300 Atlantic Street, Suite 402, Stamford, Connecticut 06901, (203) 351-2300
   ---------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
(Title of all other classes of securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [x]              Rule 12h-3(b)(1)(i)           [x]
Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)          [ ]
                                           Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification or notice date:
1
-

     Pursuant to the requirements of the Securities Exchange Act of 1934, ChiRex Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: September 7, 2000                                By: /s/ John P. Donahue
                                                        Name: John P. Donahue
                                                        Title: Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.